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                                                                    Exhibit 99.2

                      INTEGRATED PROCESS EQUIPMENT CORP.
                    COMPLETES $25 MILLION EQUITY FINANCING

SAN JOSE, CALIFORNIA, DECEMBER 17, 1996 --INTEGRATED PROCESS EQUIPMENT CORP. (NASDAQ: IPEC) today announced that it has completed a $25 million equity financing with Fletcher International Limited. The Company sold 100,000 shares of newly issued Series C Convertible Preferred Stock and a warrant to acquire up to 456,000 shares of the Company's Common Stock. The offer and sale of these securities were not registered under the Securities Act of 1933 pursuant to the exemption provided by Regulation S and these securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Hambrecht & Quist LLC served as the Company's placement agent on this transaction.

The Series C Convertible Preferred Stock is convertible into shares of Common Stock on or after January 31, 1997, and will automatically convert into Common Stock on December 31, 2002. At the holder's option, each share of Series C Convertible Preferred Stock is convertible at a premium over an average of the volume weighted average daily market prices of the Common Stock. The number of shares of Common Stock to be issued upon conversion will vary based on future stock price movements.

The warrant may generally be exercised from and after June 16, 1998 to and including December 16, 2002 at an exercise price of $24.567 per share which is a 30% premium over an average of the volume weighted average daily market prices of the Common Stock.

Sanjeev R. Chitre, Chairman of the Board and CEO stated: "We are pleased to complete this financing with Fletcher International Limited which will strengthen our balance sheet. The proceeds will be used to provide operating capital for the Company as we execute our focus on our high-throughput CMP tool for metal and oxide, the AvantGAARD 676."

                    ______________________________________

INTEGRATED PROCESS EQUIPMENT CORP. designs, manufactures, markets and services semiconductor processing equipment. IPEC Planar is a world leader in chemical mechanical planarization (CMP), one of the fastest-growing segments of the industry, IPEC Clean manufactures chemical reprocessing and cleaning systems, and IPEC Precision manufactures advanced wafer processing and metrology equipment.